Filed Pursuant to Rule 424(b)(5)
Registration No. 333-198558

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common shares of beneficial interest, par value $0.01 per share	$144,320,400	$18,589

(1)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-198558.

Prospectus supplement

(To prospectus dated September 3, 2014)

4,200,000 Common shares

Chesapeake Lodging Trust

Common shares of beneficial interest

We are offering 4,200,000 of our common shares of beneficial interest.

Our common shares currently trade on the New York Stock Exchange, or the NYSE, under the symbol “CHSP.” On September 2, 2014, the last reported sale price of our common shares on the NYSE was $30.79 per share. Our common shares are subject to ownership and transfer limitations that must be applied to maintain our status as a real estate investment trust, or REIT.

See “Risk Factors” on page S-6 of this prospectus supplement to obtain information about where to read certain factors you should consider before buying our common shares.

The underwriter has agreed to purchase common shares from us at a price of $29.88 per share which will result in approximately $125.5 million of proceeds to us, before expenses. The underwriter may offer common shares in transactions on the NYSE, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. See “Underwriting (Conflicts of Interest).”

Neither the Securities and Exchange Commission, or the SEC, nor any other state or federal regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We have granted the underwriter a 30-day option to purchase up to 630,000 common shares at a price of $29.88.

The underwriter expects to deliver the shares in New York, New York on or about September 9, 2014.

Sole Book-Running Manager

J. P. Morgan

The date of this prospectus supplement is September 3, 2014.

Prospectus supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control. In addition, any statement in a filing we make with the Securities and Exchange Commission, or SEC, that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

You should read this document together with additional information described under the headings “Where you can find more information” and “Incorporation of certain information by reference” in this prospectus supplement. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC. Neither we nor the underwriter has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus supplement and the accompanying prospectus, as well as the information we have previously filed with the SEC and incorporated by reference in this document, is accurate only as of its date or the date which is specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

References in this prospectus supplement to “Chesapeake,” “we,” “us,” “our” or “the Trust” are to Chesapeake Lodging Trust and its subsidiaries, including Chesapeake Lodging, L.P., which we refer to as our “operating partnership.” The term “you” refers to a prospective investor.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. It does not contain all of the information that may be important to you. We encourage you to carefully read this entire prospectus supplement, the accompanying prospectus, and the documents incorporated by reference, especially the “Risk factors” section on page S-6 and the “Risk Factors” section in our 2013 Annual Report on Form 10-K, filed with the SEC on February 20, 2014, before making an investment decision. Unless otherwise indicated, information presented in this prospectus supplement assumes no exercise of the underwriter’s option to purchase additional common shares in connection with the offering.

Overview

We are a self-advised REIT focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States of America (“U.S.”). We completed our initial public offering in January 2010 and have since acquired the following 20 hotels:

Hotel	Location	Rooms	Acquisition Date
Hyatt Regency Boston	Boston, MA	502	March 18, 2010
Hilton Checkers Los Angeles	Los Angeles, CA	193	June 1, 2010
Courtyard Anaheim at Disneyland Resort	Anaheim, CA	153	July 30, 2010
Boston Marriott Newton	Newton, MA	430	July 30, 2010
Le Meridien San Francisco	San Francisco, CA	360	December 15, 2010
Homewood Suites Seattle Convention Center	Seattle, WA	195	May 2, 2011
W Chicago—City Center	Chicago, IL	403	May 10, 2011
Hotel Indigo San Diego Gaslamp Quarter	San Diego, CA	210	June 17, 2011
Courtyard Washington Capitol Hill/Navy Yard	Washington, DC	204	June 30, 2011
Hotel Adagio San Francisco, Autograph Collection	San Francisco, CA	171	July 8, 2011
Denver Marriott City Center	Denver, CO	613	October 3, 2011
Hyatt Herald Square (formerly the Holiday Inn New York City Midtown—31st Street)	New York, NY	122	December 22, 2011
W Chicago—Lakeshore	Chicago, IL	520	August 21, 2012
Hyatt Regency Mission Bay Spa and Marina	San Diego, CA	429	September 7, 2012
The Hotel Minneapolis, Autograph Collection	Minneapolis, MN	222	October 30, 2012
Hyatt Place New York Midtown South	New York, NY	185	March 14, 2013
W New Orleans—French Quarter	New Orleans, LA	97	March 28, 2013
Hotel New Orleans Downtown (formerly the W New Orleans)	New Orleans, LA	410	April 25, 2013
Hyatt Fisherman’s Wharf	San Francisco, CA	313	May 31, 2013
Hyatt Santa Barbara	Santa Barbara, CA	200	June 27, 2013

		5,932

Substantially all of our assets are held by, and all of our operations are conducted through, Chesapeake Lodging, L.P., our operating partnership. In order for us to qualify as a REIT, neither the Trust nor the operating partnership can operate hotels directly. Therefore, the operating partnership leases its hotels to a wholly owned, taxable REIT subsidiary, or TRS, that, in turn, engages hotel management companies to operate our hotels pursuant to management agreements.

Our corporate office is located at 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401. Our telephone number is (410) 972-4140. We maintain an Internet site, www.chesapeakelodgingtrust.com, which contains additional information concerning Chesapeake Lodging Trust. Information on our Internet site is neither part of nor incorporated into this prospectus supplement or the accompanying prospectus.

Pending Acquisition and Disposition Activity

JW Marriott San Francisco Union Square Acquisition

We have entered into an agreement to acquire the 337-room JW Marriott San Francisco Union Square located in San Francisco, California, for a purchase price of $147.2 million, or approximately $437,000 per key, subject to customary pro-rations at closing. At closing, we expect to assume the existing management agreement with Marriott International, Inc. as well as the existing ground lease covering the property on which the hotel is located, which expires in 2083. The acquisition is expected to close within the next 45 days, subject to satisfactory completion by us of our due diligence investigation into the hotel and related assets, as well as satisfaction or waiver of customary closing requirements and conditions. There can be no assurance that the acquisition will close on the terms described above or at all or, if it does, when the closing will occur. We expect to use the net proceeds from this offering, together with the net proceeds to us from the pending hotel sale described below, if completed, or a borrowing under our revolving credit facility, to fund this acquisition; however, the contemplated acquisition is not dependent on the completion of this offering or the pending hotel sale and we expect to consummate the offering whether or not we proceed with this acquisition. See “Use of Proceeds.”

Courtyard Anaheim at Disneyland Resort Disposition

We have entered into an agreement to sell our 153-room Courtyard Anaheim at Disneyland Resort for $32.5 million, or approximately $212,000 per key, subject to customary pro-rations at closing. The sale is expected to close within the next 45 days, subject to customary closing requirements and conditions. There can be no assurance that the sale will close on the terms described above or at all or, if it does, when the closing will occur.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of our common shares, see “Description of Shares of Beneficial Interest” in the accompanying prospectus.

Issuer	Chesapeake Lodging Trust.

Common shares offered	4,200,000 shares.

Common shares to be outstanding after this offering	54,248,154 shares.

Use of proceeds

We expect to use the net proceeds from this offering, together with the net proceeds to us from the pending hotel sale described under “Prospectus Supplement Summary—Pending Acquisition and Disposition Activity”, if completed, or a borrowing under our revolving credit facility, to fund the acquisition of the JW Marriott San Francisco Union Square. Subject to the foregoing, we may use a portion of the net proceeds of this offering to repay outstanding borrowings under our revolving credit facility, for future acquisitions of hotels in accordance with our investment strategy or for general corporate purposes. Pending such uses, we intend to invest the net proceeds in certificates of deposit, interest bearing short-term investment grade securities or money-market accounts which are consistent with our intention to qualify as a REIT. Any initial investments are expected to provide a lower net return than we will seek to achieve from investments in our target hotels. See “Use of Proceeds.”

Distribution policy	We currently pay regular quarterly dividends on our common shares at a rate of $0.30 per share. We intend to continue to make quarterly distributions to holders of our common shares. To maintain our qualification as a REIT, we intend to make annual distributions to our shareholders of at least 90% of our REIT taxable income, subject to certain adjustments and excluding net capital gains (which does not necessarily equal net income as calculated in accordance with GAAP). The timing and frequency of distributions will be authorized by our board of trustees and declared by us based upon a variety of factors deemed relevant by our trustees. Our ability to pay distributions to our shareholders depends, in part, upon our receipt of rent payments with respect to our hotels from our TRS, and, in turn, upon the management of our hotels by the various managers our TRS has engaged to operate our hotels. In addition to the factors outlined above, the per share amounts of future distributions will depend on the number of our common and preferred shares outstanding from time to time. As of the date of this offering, 5,000,000 of our series A preferred shares are outstanding, and our common shares rank junior to our series A preferred shares with respect to payment of dividends.

Listing	Our common shares are listed on the NYSE under the symbol “CHSP.”

Restrictions on ownership	To assist us in maintaining our qualification as a REIT, our Declaration of Trust provides that no person, other than a person that has received an exemption, may own directly or indirectly, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of our outstanding common shares. For more information, see “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer Applicable to Our Shares of Beneficial Interest” on page 13 of the accompanying prospectus.

Tax consequences	The federal income tax consequences of purchasing, owning and disposing of our common shares are summarized in “Material U.S. Federal Income Tax Considerations” in our Current Report on Form 8-K filed with the SEC on March 7, 2014.

Settlement date	Delivery of the common shares will be made against payment therefor on or about September 9, 2014.

Transfer agent	The transfer agent for our common shares is American Stock Transfer & Trust Company, LLC.

Conflicts of interest	As described in “Use of Proceeds,” we expect to use the net proceeds from this offering, together with the net proceeds to us from the pending hotel sale described under “Prospectus Supplement Summary—Pending Acquisition and Disposition Activity”, if completed, or a borrowing under our revolving credit facility, to fund the acquisition of the JW Marriott San Francisco Union Square. Subject to completion of that pending acquisition, we may use a portion of the net proceeds of this offering to repay outstanding borrowings under our revolving credit facility. An affiliate of the underwriter of this offering is a lender under our revolving credit facility and would receive a pro rata portion of the net proceeds used to repay borrowings outstanding on our revolving credit facility. See “Underwriting (Conflicts of Interest).”

Risk factors	See “Risk Factors” on page S-6 and “Risk Factors” in our 2013 Annual Report on Form 10-K, filed with the SEC on February 20, 2014 and incorporated by reference into this prospectus supplement, for other information you should consider before buying our common shares.

The number of common shares to be outstanding after this offering is based on 50,048,154 common shares outstanding as of September 2, 2014.

RISK FACTORS

You should carefully consider the risks described below and the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 20, 2014 before making an investment decision. You should also refer to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes. The risks and uncertainties described below and in the documents incorporated by reference herein are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If certain of the risks described in the risk factors incorporated by reference herein actually occur, our business, results of operations and financial condition would suffer. In that event the trading price of our common shares could decline, and you may lose all or part of your investment. The risk factors incorporated by reference herein and discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-looking Statements and Projections” in this prospectus supplement.

Future issuances or sales of our common shares may depress the price of these securities.

We cannot predict whether future issuances of our common shares or the availability of common shares for future sale will decrease the market price of these shares. Future issuances or sales of a substantial number of our common shares in the public market (including shares issued pursuant to our previously announced at-the-market offering program, as well as shares issued under our equity incentive plan to our trustees, officers and other employees), or the perception that such issuances or sales might occur, may cause the market price of our shares to decline.

Each of our executive officers and trustees has agreed that, for a period of 30 days after the date of this prospectus supplement and subject to certain exceptions, he will not directly or indirectly, without the prior written consent of the underwriter, sell or otherwise dispose of any common shares. We have entered into a similar agreement with the underwriter, but our agreement will not apply in respect of common shares we may issue under our existing equity incentive plan. At any time, the underwriter may release all or a portion of the common shares subject to the foregoing lock-up provisions. If the restrictions under such agreements are waived, the affected common shares may be available for sale into the market, which could reduce the market price for our common shares.

In addition, we may issue from time to time additional common shares or limited partnership interests in our operating partnership that are exchangeable for common shares in connection with the acquisition of hotels, and we may grant demand or piggyback registration rights in connection with these issuances. The issuance of our common shares or operating partnership units in connection with hotel acquisitions may be dilutive to existing shareholders, may adversely affect the prevailing market price for our common shares, and may impair our ability to raise capital through a sale of additional equity securities.

There can be no assurance that we will be able to consummate the acquisition described in this prospectus supplement on the schedule or on the terms described in this prospectus supplement or at all.

We anticipate that the closing of the acquisition described in this prospectus supplement will occur within the next 45 days. However, we can give no assurance that we will consummate the acquisition on the terms described in this prospectus supplement or at all. If we are unable to complete the acquisition described in this prospectus supplement, our deployment of some or all of the net proceeds of the offering would be delayed until we could identify other acquisitions of hotels in accordance with our investment strategy. Any other acquisition would require us to negotiate and execute a mutually acceptable definitive and binding purchase and sale agreement with the seller of a hotel, which we expect will contain a number of conditions to closing the acquisition, including:

•	our ability to negotiate and execute new management and franchise agreements, or assume the existing agreements, for the hotel;

•	our completion of satisfactory due diligence with respect to the hotel; and

•	satisfaction of customary closing conditions including, where applicable, lender approval of our assumption of existing debt secured by the hotel.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND PROJECTIONS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Trust’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The “Risk Factors” section included in this prospectus supplement and the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our 2013 Annual Report on Form 10-K, filed with the SEC on February 20, 2014, as well as other disclosures included or incorporated by reference into this prospectus supplement, discuss some of the factors that could contribute to these differences, including, but not limited to:

•	U.S. economic conditions generally and the real estate market and the lodging industry specifically;

•	management and performance of our hotels;

•	our plans for renovation of our hotels;

•	our financing plans and the terms on which capital is available to us;

•	supply and demand for hotel rooms in our current and proposed market areas;

•	our ability to acquire additional hotels and the risk that potential acquisitions may not be completed or perform in accordance with expectations;

•	legislative/regulatory changes, including changes to laws governing taxation of real estate investment trusts; and

•	our competition.

The forward-looking statements made in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein also contain market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, financial condition, results of operations and the market price of our securities.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the estimated offering costs, will be approximately $125.2 million. If the underwriter’s option to purchase additional common shares is exercised in full, our net proceeds from this offering will be approximately $144.1 million. We expect to use the net proceeds from this offering, together with the net proceeds to us from the pending hotel sale described under “Prospectus Supplement Summary—Pending Acquisition and Disposition Activity”, if completed, or a borrowing under our revolving credit facility, to fund the acquisition of the JW Marriott San Francisco Union Square. We expect this acquisition to close within the next 45 days, subject to satisfactory completion by us of our due diligence investigation into the hotel and related assets, as well as satisfaction or waiver of customary closing requirements and conditions. There can be no assurance that the acquisition will close on the terms described above or at all, or if it does, when the closing will occur.

If the closing of this acquisition were to fail to occur or to be materially delayed, we expect to use the net proceeds from this offering to repay borrowings under our revolving credit facility, for future acquisitions of hotels in accordance with our investment strategy or for general corporate purposes. As of September 2, 2014, we had approximately $32.0 million of cash and cash equivalents and $30.0 million outstanding under our revolving credit facility. After giving effect to the use of estimated net proceeds from this offering to repay amounts outstanding under the revolving credit facility, under these circumstances, we expect we would have approximately $127.2 million of cash and cash equivalents and $250.0 million of available borrowing capacity under our revolving credit facility to invest in future acquisitions of hotels in accordance with our investment strategy and for general corporate purposes. If completed, the net proceeds to us from the pending hotel sale described under “Prospectus Supplement Summary—Pending Acquisition and Disposition Activity” would increase the amount of cash and cash equivalents available to us for these purposes. We continue to review and underwrite other potential hotel acquisition opportunities, but cannot assure you that we will seek to, or ultimately be able to, acquire any of the other hotels we currently are evaluating. Accordingly, the failure to complete the acquisition of the JW Marriott San Francisco Union Square could delay the deployment of some or all of the net proceeds of this offering.

Amounts borrowed under our revolving credit facility bear interest at variable rates based on LIBOR, plus 1.75%—2.75%, with the spread over LIBOR determined based on our consolidated leverage ratio. As of September 2, 2014, the interest rate on borrowings under our revolving credit facility was 1.91% and our maximum borrowing capacity under the facility was $250.0 million based on the hotels included in the borrowing base at that time. The initial term of the revolving credit facility matures in April 2016, but the term may be extended for one year subject to satisfaction of certain customary conditions. We have used amounts borrowed under our revolving credit facility to acquire hotels and for general corporate purposes. An affiliate of the underwriter is a lender to us under our revolving credit facility and will receive its proportionate share of amounts outstanding under our revolving credit facility that are repaid with the net proceeds of this offering. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

Prior to the full investment of the net proceeds from this offering as described above, we intend to invest these net proceeds in certificates of deposit, interest-bearing short-term investment grade securities or money-market accounts which are consistent with our intention to qualify as a REIT. These initial investments are expected to provide a lower net return than we will seek to achieve from investments in our target hotels.

UNDERWRITING (CONFLICTS OF INTEREST)

We and the underwriter named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriter has agreed to purchase all of the shares being offered at a price of $29.88 per share. J. P. Morgan Securities LLC will be the underwriter.

The underwriter is committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

We have granted the underwriter a 30-day option to purchase up to 630,000 common shares at a price of $29.88 per share.

The underwriter proposes to offer the common shares offered hereby from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter may effect such transactions by selling the common shares to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of common shares for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriter purchases shares and the price at which the underwriter resells such shares may be deemed underwriting compensation.

We estimate that our share of the total expenses of this offering will be approximately $250,000.

A prospectus supplement in electronic format may be made available on the web sites maintained the underwriter. The underwriter may agree to sell a number of shares to its online brokerage account holders. Internet distributions will be made by the underwriter on the same basis as other sales.

Each of our executive officers and trustees has agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, pledge, contract to sell, grant any option to purchase or otherwise dispose of, or enter into any transaction that is designed to or reasonably expected to lead to or result in the disposition of any of our common shares or other securities convertible into or exchangeable or exercisable for our common shares or derivatives of our common shares owned by these persons prior to this offering for a period of 30 days after the date of this prospectus supplement without the prior written consent of the underwriter. This consent may be given at any time without public notice. We have entered into a similar agreement with the underwriter, subject to certain exceptions.

Notwithstanding the foregoing, if, subject to certain exceptions, (i) during the last 17 days of the 30-day restricted period we release earnings results or material news or a material event relating to us occurs, or (ii) prior to the expiration of the 30-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 30-day period, then the above restrictions will continue to apply until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event (unless the underwriter waives in writing such extension).

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

Our common shares are listed on the NYSE under the symbol “CHSP.”

In connection with the offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling common shares in the open market for the purpose of preventing or retarding a decline in the market price of the common shares while the offering is in progress. These stabilizing transactions may include making short sales of the common shares, which involves the sale by the underwriter of a greater number of common shares than it has agreed to purchase in the offering, and purchasing common shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriter may close out any covered short position either by exercising its option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchase in the offering. To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.

The underwriter has advised us that, pursuant to Regulation M of the Securities Act of 1933, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common shares. These activities may have the effect of raising or maintaining the market price of the common shares or preventing or retarding a decline in the market price of the common shares, and, as a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking, financial advisory, lending services and other commercial dealings in the ordinary course of business with us. The underwriter and such affiliates receive customary fees and commissions for these services and may continue to do so in the future.

Prior to the full investment of the net proceeds from this offering in hotels, as described under “Use of Proceeds” above, we may use a portion of the net proceeds from this offering to repay borrowings outstanding under our revolving credit facility. An affiliate of the underwriter is a lender under our revolving credit facility and will receive its pro rata portion of amounts repaid from the proceeds of this offering. The affiliate of the underwriter serves as the syndication agent for the revolving credit facility.

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriter may arrange to sell the common shares offered hereby in certain jurisdictions outside the U.S., either directly or through affiliates, where it is permitted to do so.

This prospectus supplement and the accompanying prospectus may be made available in electronic format on Internet websites maintained by the underwriter of this offering. Other than this prospectus supplement and the accompanying prospectus, in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus supplement or the accompanying prospectus, or the registration statement of which the accompanying prospectus and this prospectus supplement form a part.

European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive, as defined below (each, a “Relevant Member State”), an offer to the public of any common shares that are the subject of the offering contemplated in this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of the common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	at any time to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

•	by the underwriter to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors,” as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the common shares shall result in a requirement for us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer within the EEA of the common shares that are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus should only do so in circumstances in which no obligation arises for us or the underwriter to produce a prospectus for such offer. Neither we nor the underwriter has authorized, or will authorize, the making of any offer of the common shares offered hereby through any financial intermediary, other than offers made by the underwriter that constitute the final offering of the securities contemplated in this prospectus supplement and the accompanying prospectus.

For the purposes of this provision and the buyer’s representation below, the expression an “offer of securities to the public” in relation to the common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any of the common shares that are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus will be deemed to have represented, warranted and agreed to and with the underwriter and us that:

•	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

•

in the case of any common shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the common shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors,” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriter has been given to the offer or resale; or (ii) where the common shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those common shares to it is not treated under the Prospectus Directive as having been made to such persons.

United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)), in connection with the issue or sale of the common shares, has only been, and will only be, communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

Anything in relation to the common shares in, from or otherwise involving the United Kingdom, has been, and may only be done, in compliance with all applicable provisions of the FSMA.

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of June 23, 2006, as amended (“CISA”), and accordingly, the common shares being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the common shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the common shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The common shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of November 22, 2006, as amended (“CISO”), such that there is no public offer.

Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and the accompanying prospectus and any other materials relating to the common shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom they have been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than their recipients. They may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the common shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement and the accompanying prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement and the accompanying prospectus is intended for distribution only to persons of a type specified in those rules. They must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set out herein and therein, and has no responsibility for them. The common shares that are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered hereby should conduct their own due diligence on the common shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus, you should consult an authorized financial adviser.

Hong Kong

The common shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The common shares offered in this prospectus supplement have not been registered under the Financial Instruments and Exchange Law of Japan. The common shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or re-sale, directly or indirectly, in Japan or to a resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3)  where the transfer is by operation of law.

LEGAL MATTERS

Polsinelli PC will issue opinions to us regarding the validity of the common shares offered hereby and certain U.S. federal income tax matters related to our qualification as a REIT. Certain legal matters related to the offering will be passed upon for the underwriter by Clifford Chance US LLP. Clifford Chance US LLP will rely on the opinion of Polsinelli PC for certain matters of Maryland law.

EXPERTS

The consolidated financial statements and schedule of Chesapeake Lodging Trust appearing in Chesapeake Lodging Trust’s Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of Chesapeake Lodging Trust’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1 (800) SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at www.sec.gov. You can also inspect copies of our public filings at the offices of the NYSE. For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act relating to the securities that may be offered by this prospectus supplement. This prospectus supplement is a part of that registration statement but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus supplement, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below, the file number for each of which is 1-34572, that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 20, 2014, including the portions of our definitive Proxy Statement on Schedule 14A filed with the SEC on April 1, 2014 that are incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on April 30, 2014 and for the quarter ended June 30, 2014, filed with the SEC on August 4, 2014;

•	our Current Reports on Form 8-K filed with the SEC on February 3, 2014, March 7, 2014, April 1, 2014, May 21, 2014, and July 3, 2014;

•	our Registration Statement on Form 8-A filed with the SEC on July 13, 2012, which incorporates by reference the section entitled “Description of Our Series A Preferred Shares” in our prospectus supplement dated July 10, 2012, as filed with the SEC on July 12, 2012 and the section entitled “Description of Shares of Beneficial Interest” in the accompanying prospectus dated February 28, 2011; and

•	our Registration Statement on Form 8-A filed with the SEC on December 4, 2009, which incorporates by reference the description of our common shares from our Registration Statement on Form S-11 (Reg. No. 333-162184), and all reports filed for the purpose of updating such description

We also incorporate by reference into this prospectus additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until we have sold all of the securities to which this prospectus supplement relates or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K except to the extent set forth above. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may obtain copies of any of these filings from us as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

Chesapeake Lodging Trust

1997 Annapolis Exchange Parkway, Suite 410

Annapolis, MD 21401

(410) 972-4140

Attn: Secretary

Internet Website: www.chesapeakelodgingtrust.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.

PROSPECTUS

CHESAPEAKE LODGING TRUST

Preferred Shares, Common Shares,

Warrants, Rights and Units

Under this prospectus, we may offer, from time to time, in one or more series or classes, the following securities:

•	our common shares of beneficial interest, or common shares;

•	our preferred shares of beneficial interest, or preferred shares;

•	warrants exercisable for our common shares or preferred shares;

•	rights to purchase our common shares; and

•	any combination of the foregoing as units.

This prospectus describes some of the general terms that may apply to the securities. Each time that we offer securities using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering. We also may authorize one or more free writing prospectuses to be provided to you in connection with the offering. The prospectus supplement and any free writing prospectus also may add, update or change information contained or incorporated by reference in this prospectus.

We may offer and sell the securities to or through one or more underwriters or dealers, through agents, or directly to purchasers. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, see “Plan of Distribution” in this prospectus. The prospectus supplement also will set forth the price to the public of the securities and the net proceeds that we expect to receive from the sale of such securities.

Our common shares and 7.75% Series A Cumulative Redeemable Preferred Shares are listed on the New York Stock Exchange, or NYSE, under the symbols “CHSP” and “CHSPPrA,” respectively.

Investing in our securities involves risks. You should carefully read and consider the “Risk Factors” on page 2 of this prospectus and in the applicable prospectus supplement and the documents incorporated by reference before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 3, 2014.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time that we offer securities under this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the particular securities being offered at that time. We also may authorize one or more free writing prospectuses to be provided to you that may contain material information relating to the offering. The prospectus supplement and any free writing prospectus also may add, update or change information contained in this prospectus or in the documents that we have incorporated by reference in this prospectus. You should carefully read this prospectus, the prospectus supplement and any free writing prospectus, together with the information incorporated by reference in this prospectus, before deciding to invest in our securities.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any prospectus supplement or any free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, such prospectus supplement or such free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, as described under “Where You Can Find More Information.”

When used in this prospectus, except where the context otherwise requires, the terms “we,” “our,” “us” and “the Trust” refer to Chesapeake Lodging Trust and, where appropriate, its subsidiaries.

This prospectus contains registered trademarks that are the exclusive property of their respective owners, including Marriott International, Inc., Hilton Worldwide, Inc., Hyatt Hotels Corporation, InterContinental Hotels Group and Starwood Hotels & Resorts Worldwide, Inc. None of the owners of the trademarks appearing in this prospectus, their parents, subsidiaries or affiliates or any of their respective officers, directors, members, managers, stockholders, owners, agents or employees, which we refer to collectively as the “trademark owners,” is an issuer or underwriter of the securities being offered hereby, plays (or will play) any role in the offer or sale of our securities or has any responsibility for the creation or contents of this prospectus or any supplement. In addition, none of the trademark owners has or will have any liability or responsibility whatsoever arising out of or related to the sale or offer of the securities being offered hereby, including any liability or responsibility for any financial statements, projections or other financial information or other information contained or incorporated by reference in this prospectus or any supplement or otherwise disseminated in connection with the offer or sale of the securities offered. You must understand that, if you purchase our securities in any offering made pursuant to this prospectus or any supplement, your sole recourse for any alleged or actual impropriety relating to the offer and sale of the securities and the operation of our business will be against us (and/or, as may be applicable, the seller of such shares) and in no event may you seek to impose liability arising from or related to such activity, directly or indirectly, upon any of the trademark owners.

ii

SUMMARY

This summary highlights information appearing elsewhere in this prospectus and the documents incorporated by reference. You should read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference carefully, especially the matters discussed in “Risk Factors.”

Overview

We are a self-advised real estate investment trust, or REIT, focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States of America (“U.S.”). We completed our initial public offering in January 2010 and have since acquired the following 20 hotels:

Hotel	Location	Rooms	Acquisition Date
Hyatt Regency Boston	Boston, MA	502	March 18, 2010
Hilton Checkers Los Angeles	Los Angeles, CA	193	June 1, 2010
Courtyard Anaheim at Disneyland Resort	Anaheim, CA	153	July 30, 2010
Boston Marriott Newton	Newton, MA	430	July 30, 2010
Le Meridien San Francisco	San Francisco, CA	360	December 15, 2010
Homewood Suites Seattle Convention Center	Seattle, WA	195	May 2, 2011
W Chicago—City Center	Chicago, IL	403	May 10, 2011
Hotel Indigo San Diego Gaslamp Quarter	San Diego, CA	210	June 17, 2011
Courtyard Washington Capitol Hill/Navy Yard	Washington, DC	204	June 30, 2011
Hotel Adagio San Francisco, Autograph Collection	San Francisco, CA	171	July 8, 2011
Denver Marriott City Center	Denver, CO	613	October 3, 2011
Hyatt Herald Square (formerly the Holiday Inn New York City Midtown—31st Street)	New York, NY	122	December 22, 2011
W Chicago—Lakeshore	Chicago, IL	520	August 21, 2012
Hyatt Regency Mission Bay Spa and Marina	San Diego, CA	429	September 7, 2012
The Hotel Minneapolis, Autograph Collection	Minneapolis, MN	222	October 30, 2012
Hyatt Place New York Midtown South	New York, NY	185	March 14, 2013
W New Orleans—French Quarter	New Orleans, LA	97	March 28, 2013
Hotel New Orleans Downtown (formerly the W New Orleans)	New Orleans, LA	410	April 25, 2013
Hyatt Fisherman’s Wharf	San Francisco, CA	313	May 31, 2013
Hyatt Santa Barbara	Santa Barbara, CA	200	June 27, 2013

		5,932

Substantially all of our assets are held by, and all of our operations are conducted through, Chesapeake Lodging, L.P., our operating partnership. In order for us to qualify as a REIT, neither the Trust nor the operating partnership can operate hotels directly. Therefore, the operating partnership leases its hotels to a wholly owned taxable REIT subsidiary, or TRS, that, in turn, engages hotel management companies to operate our hotels pursuant to management agreements.

Corporate Information

Our corporate office is located at 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401. Our telephone number is (410) 972-4140. We maintain an Internet site, www.chesapeakelodgingtrust.com, which contains additional information concerning us. Information on our Internet site is neither part of nor incorporated by reference into this prospectus.

RISK FACTORS

Investing in our securities involves risks. Before deciding to invest in our securities, you should consider carefully the discussion of risks and uncertainties affecting us and our securities incorporated in this prospectus by reference to our most recent Annual Report on Form 10-K, the other information contained or incorporated by reference in this prospectus, and the information contained in any applicable prospectus supplement. As a result of these risks and uncertainties, our business, financial condition and results of operations could be materially and adversely affected, and the value of our securities could decline. The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect the Trust. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS AND PROJECTIONS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Trust’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our most recent Annual Report on Form 10-K filed with the SEC, as well as other sections of our other reports filed with the SEC incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences, including, but not limited to:

•	U.S. economic conditions generally and the real estate market and the lodging industry specifically;

•	management and performance of our hotels;

•	our plans for renovation of our hotels;

•	our financing plans and the terms on which capital is available to us;

•	supply and demand for hotel rooms in our current and proposed market areas;

•	our ability to acquire additional hotels and the risk that potential acquisitions may not be completed or perform in accordance with expectations;

•	legislative/regulatory changes, including changes to laws governing taxation of real estate investment trusts; and

•	our competition.

The forward-looking statements made in this prospectus and the documents incorporated by reference relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

This prospectus and the documents incorporated by reference also may contain market data related to our business and the lodging industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our targeted markets and segments of the lodging industry may not grow at the rates projected by these data, or at all. The failure of these markets and segments to grow at these projected rates may have a material adverse effect on our business, financial condition, results of operations and the market price of our securities.

USE OF PROCEEDS

Unless otherwise described in the applicable supplement to this prospectus used to offer specific securities, we intend to use the proceeds from the sale of securities under this prospectus for general corporate purposes, which may include the funding of future lodging-related investments, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of hotels in our portfolio, working capital and other general purposes. Pending such uses, we anticipate that we will invest the net proceeds in interest-bearing securities consistent with maintaining our qualification as a REIT.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

Our ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by the sum of fixed charges and preferred share dividends. For this purpose, “earnings” consist of pre-tax income (loss) before fixed charges, and “fixed charges” consist of interest expense and a portion of rental expense representing interest. The following table sets forth our ratio of earnings to combined fixed charges and preferred share dividends for the periods shown:

	For the six months ended June 30, 2014 (1)	For the year ended December 31, 2013 (1)	For the year ended December 31, 2012 (1)	For the year ended December 31, 2011 (2)	For the year ended December 31, 2010 (2)
Ratio of earnings to combined fixed charges and preferred share dividends	1.9	2.0	1.9	1.7		(3)

(1)	We issued 5,000,000 of our 7.75% Series A Cumulative Redeemable Preferred Shares, which we refer to as our “Series A Preferred Shares,” in July 2012 and accordingly preferred share dividends will impact calculations of this ratio for all periods in which those shares, and any other preferred shares we may issue, are outstanding.
(2)	For the years ended December 31, 2011 and 2010, we had no outstanding preferred shares, and therefore, there were no preferred share dividends included in the calculations of earnings to combined fixed charges and preferred share dividends for these periods.
(3)	Earnings did not cover fixed charges and preferred share dividends by $1.3 million for the year ended December 31, 2010.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

The following is a summary of the material terms of our common and preferred shares of beneficial interest. The discussion that follows is based in part on the terms of our declaration of trust and bylaws, as well as applicable provisions of Maryland law. All references to the declaration of trust and bylaws are to the amended versions, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Common Shares of Beneficial Interest

General Information

We are authorized to issue up to 400,000,000 common shares of beneficial interest, par value $0.01 per share. As of September 2, 2014, there were 50,048,154 common shares issued and outstanding. All of our outstanding common shares are, and all common shares that we may offer by this prospectus and any prospectus supplement will be when issued, fully paid and non-assessable.

Holders of our common shares are entitled to receive dividends when, as and if declared by our board of trustees, out of funds legally available for distribution. If we were to liquidate, dissolve or wind up our affairs, holders of our common shares would be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any of our outstanding preferred shares, including our Series A Preferred Shares. Holders of our common shares have no preemptive rights, which means they have no right to acquire any additional common shares that we may issue at a later date.

The holders of our common shares are entitled to cast one vote for each share on all matters presented to our shareholders for a vote.

The rights, preferences and privileges of holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of our Series A Preferred Shares and shares of any other series of our preferred shares which we may designate and issue in the future. For instance, if we were to fail to pay dividends on our Series A Preferred Shares or any other outstanding preferred shares of beneficial interest, generally we would be prohibited from paying dividends on or repurchasing our common shares.

Certain Provisions of Maryland Law, Our Declaration of Trust and Bylaws Affecting Our Common Shares

Number of Trustees; Filling of Vacancies on Our Board

Our declaration of trust and bylaws provide that the number of our trustees is established by a vote of a majority of the members of our board of trustees. We currently have seven trustees. Our bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum.

Removal of Trustees

Our declaration of trust and bylaws provide that, subject to the rights of holders of our Series A Preferred Shares and any other classes or series of preferred shares that may be issued in the future to elect or remove one or more trustees, a trustee may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. For this purpose, “cause” means, with respect to any particular trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to us through gross negligence, willful misconduct, bad faith or active and deliberate dishonesty. This provision, together with the provision of our bylaws described above which provides that our board has the exclusive power to fill vacancies on the board, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

Our board of trustees has adopted a resolution opting us out of the business combinations provisions of Maryland law. The board of trustees further has resolved to prohibit the repeal, amendment or alteration of this resolution without the approval by our shareholders by the affirmative vote of a majority of the votes cast on the matter by shareholders entitled to vote on the matter. Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•	an affiliate or associate of ours who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder.

However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

After the five year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding voting shares of beneficial interest, voting together as a single group; and

•	two-thirds of the votes entitled to be cast by holders of our voting shares other than voting shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder, voting together as a single group.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Control Share Acquisitions

Our bylaws contain a provision exempting any and all acquisitions of our common shares from the control shares provisions of Maryland law. The bylaws further prohibit the repeal, amendment or alteration of this bylaws provision without the approval by our shareholders by the affirmative vote of a majority of the votes cast on the matter by shareholders entitled to vote on the matter. Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or trustees are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

Unsolicited Takeovers

Our board of trustees has adopted a resolution opting us out of the unsolicited takeover provisions of Maryland law. The board of trustees further resolved that it will not repeal this resolution unless the repeal is approved by our shareholders by the affirmative vote of a majority of the votes cast on the matter by shareholders entitled to vote on the matter. As a result, unless it obtains shareholder approval to do so in the future, the board of trustees may not elect to cause us to be subject to any or all of the following provisions:

•	mandatory classification of the board of trustees into three classes;

•	requiring the affirmative vote of two-thirds of the votes cast in the election of trustees generally to remove a trustee;

•	limiting the number of trustees to be fixed only by vote of the trustees;

•	requiring any vacancy on the board of trustees to be filled only by the remaining trustees to serve for the remainder of the term in which the vacancy occurred; and

•	requiring that a special meeting may only be called by a request of shareholders entitled to cast a majority of all the votes entitled to be cast at a meeting.

Merger, Amendment of Declaration of Trust or Bylaws

Under the Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless recommended by the trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. In our declaration of trust, we have set the vote required to approve most amendments of our declaration of trust and mergers required to be submitted to our shareholders at a majority of all votes entitled to be cast on the matter. In addition, under the Maryland REIT law and our declaration of trust, our trustees are permitted, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law or in any manner in which the charter of a Maryland corporation may be amended without shareholder approval. Our board of trustees has the exclusive power to amend or repeal any provision of our bylaws and to make new bylaws.

Action by Written Consent

Our declaration of trust provides that any action required or permitted to be taken by the shareholders may not be taken without a meeting by less than unanimous written consent of our shareholders.

Limitation of Liability and Indemnification

Our declaration of trust limits the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services for the amount of the benefit or profit actually received; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustee/officer that was material to the cause of action adjudicated.

Our declaration of trust requires us, to the maximum extent permitted by Maryland law, to pay and advance reasonable expenses to any of our present or former trustees or officers or any individual who, while a trustee or officer, and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise against any claim or liability arising by reason of service in such capacity.

Consistent with Maryland law, we are required to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the trustee or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount advanced if the standard of conduct is not met.

We have entered into indemnification agreements with our trustees and our officers providing for procedures for indemnification by us to the fullest extent permitted by law, and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

We have obtained an insurance policy under which our trustees and executive officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such trustees and officers by reason of any acts or omissions covered under such policy in their respective capacities as trustees or officers, including certain liabilities under the Securities Act.

We have been advised that the SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

Term and Termination

Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of at least two thirds of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Shareholders

Under our bylaws, annual meetings of shareholders are to be held each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of our board of trustees, by the chairman of our board of trustees, our chief executive officer or our president, or by our secretary upon written request of the holders of at least a majority of our outstanding shares entitled to vote at the meeting. Only matters set forth in the notice of the meeting may be considered and acted upon at such a meeting. In addition, under our bylaws, a majority voting standard is required for the election of trustees in uncontested elections, and a plurality standard is required for elections in which the number of trustee nominees exceeds the number of trustees to be elected. In uncontested elections, trustee nominees will be elected by the vote of a majority of the votes cast with respect to the nominee, which means that the number of votes cast for a trustee nominee must exceed the number of votes cast against the nominee. Under our bylaws, if an incumbent trustee is not elected pursuant to the majority voting standard in an uncontested election, the trustee must tender his or her resignation to the board of trustees for consideration. The Nominating and Corporate Governance Committee of the board of trustees will recommend to the full board of trustees (excluding the trustee who has tendered such resignation) whether to accept or reject the resignation, and the board of trustees will act on the resignation and disclose its decision and reasoning within 90 days from the date of certification of the election results. Notwithstanding the foregoing, if an incumbent trustee were to receive more votes against than for his or her election in uncontested elections at two consecutive annual meetings of shareholders, the bylaws require the board of trustees to accept that trustee’s resignation.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by our board of trustees; or

•	by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. These advance notice provisions may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Appraisal Rights

As permitted by Maryland law, our declaration of trust contains a provision that denies our shareholders appraisal rights in connection with any merger, consolidation or other business combination transaction.

Possible Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The business combination provisions of Maryland law (if our board of trustees opts to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the inability of our shareholders to remove incumbent trustees other than for cause, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional common shares or preferred shares, and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. Maryland law permits our board of trustees, without shareholder approval and regardless of what is provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have and to take, or refrain from taking, certain other actions without those decisions being subject to any heightened standard of conduct or standard of review as such decisions may be subject in certain other jurisdictions.

Listing

Our common shares are listed on the NYSE under the symbol “CHSP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC.

Preferred Shares of Beneficial Interest

General Information

We are authorized to issue up to 100,000,000 preferred shares of beneficial interest, par value $0.01 per share. As of the date of this prospectus, 5,000,000 of our 7.75% Series A Cumulative Redeemable Preferred Shares are issued and outstanding.

Our declaration of trust provides that preferred shares may be issued from time to time in one or more series and gives our board of trustees broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred shares. Holders of preferred shares will have no preemptive rights. The preferred shares that we may offer by this prospectus and any prospectus supplement will be, when issued, fully paid and non-assessable.

The rights, preferences, privileges and restrictions of each series of preferred shares will be fixed by articles supplementary relating to the series. We will describe the specific terms of the particular series of preferred shares in the prospectus supplement relating to that series, which terms will include:

•	the designation and par value of the preferred shares;

•	the voting rights, if any, of the preferred shares;

•	the number of preferred shares offered, the liquidation preference per preferred share and the offering price of the preferred shares;

•	the distribution rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred shares;

•	whether distributions will be cumulative or non-cumulative and, if cumulative, the date(s) from which distributions on the preferred shares will cumulate;

•	the procedures for any auction and remarketing for the preferred shares, if applicable;

•	the provision for a sinking fund, if any, for the preferred shares;

•	the provision for, and any restriction on, redemption, if applicable, of the preferred shares;

•	the provision for, and any restriction on, repurchase, if applicable, of the preferred shares;

•	the terms and provisions, if any, upon which the preferred shares will be convertible into common shares, including the conversion price (or manner or calculation) and conversion period;

•	the terms under which the rights of the preferred shares may be modified, if applicable;

•	the relative ranking and preferences of the preferred shares as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs;

•	any limitation on issuance of any other series of preferred shares, including any series of preferred shares ranking senior to or on parity with the series of preferred shares as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs;

•	any listing of the preferred shares on any securities exchange;

•	if appropriate, a discussion of any additional material U.S. federal income tax considerations applicable to the preferred shares;

•	information with respect to the transfer agent, paying agent and registrar for the preferred shares, and any additional or modified book-entry procedures to those described under “Book-entry Securities” below, if applicable;

•	in addition to those restrictions described below, any other restrictions on the ownership and transfer of the preferred shares; and

•	any additional rights, preferences, privileges or restrictions of the preferred shares.

Description of Our Series A Cumulative Redeemable Preferred Shares

In addition to any other class or series of preferred shares that we may offer, issue or sell pursuant to this prospectus, we have previously issued 5,000,000 Series A Cumulative Redeemable Preferred Shares. We may reopen this series and issue additional Series A Preferred Shares pursuant to a supplement to this prospectus. Our Series A Preferred Shares rank senior to our common shares with respect to distribution rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up. In addition to other preferential rights, each holder of our Series A Preferred Shares is entitled to receive a liquidation preference, which is equal to $25.00 per Series A Preferred Share, plus any accrued and unpaid distributions thereon, before the holders of our common shares receive any distributions in the event of any voluntary or involuntary liquidation, dissolution or winding-up. Furthermore, we are generally restricted from declaring or paying any distributions, or setting aside any funds for the payment of distributions, on our common shares or, subject to certain exceptions, redeeming or otherwise acquiring any of our common shares unless full cumulative distributions on our Series A Preferred Shares have been declared and either paid or set aside for payment in full for all past distribution periods.

Dividends on the Series A Preferred Shares are payable quarterly in arrears on or about the 15th day of January, April, July, and October of each year. The dividend rate is 7.75% per annum of the $25.00 liquidation preference, which is equivalent to $1.9375 per share per year.

Generally, we may not redeem the Series A Preferred Shares until July 17, 2017. On and after July 17, 2017, we may, at our option, redeem the Series A Preferred Shares, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. In addition, upon the occurrence of a change of control (as defined in the articles supplementary relating to the Series A Preferred Shares), as a result of which neither our common shares nor the common securities of the acquiring or surviving entity (or American Depositary Receipts, or ADRs, representing such common securities) are listed on the NYSE, the NYSE Amex Equities, or NYSE Amex, or the NASDAQ Stock Market, or listed or quoted on a successor exchange or quotation system, we may, at our option, redeem the Series A Preferred Shares, in whole or in part within 120 days after the first date on which such change of control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If we exercise any of our redemption rights relating to the Series A Preferred Shares, the holders of Series A Preferred Shares will not be permitted to exercise the conversion right described below in respect of their shares called for redemption. The Series A Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed by us or converted in connection with a change of control by the holders of Series A Preferred Shares.

Upon the occurrence of a change of control, each holder of Series A Preferred Shares will have the right (subject to our right to redeem the Series A Preferred Shares in whole or in part, as described above, prior to the change of control conversion date (as defined in the articles supplementary relating to the Series A Preferred Shares)) to convert some or all of the Series A Preferred Shares held by such holder on the change of control conversion date into a number of our common shares per Series A Preferred Share to be converted equal to the lesser of the following, subject, in each case, to provisions for the receipt of alternative consideration as provided for in the articles supplementary relating to the Series A Preferred Shares:

•	(A) the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the change of control conversion date (as defined in the articles supplementary relating to the Series A Preferred Shares) (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Share dividend payment and prior to the corresponding Series A Preferred Share dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Share Price (as defined in the articles supplementary relating to the Series A Preferred Shares); and

•	(B) 2.9189 common shares, subject to certain adjustments.

Except as provided above in connection with a change of control, the Series A Preferred Shares are not convertible into or exchangeable for any other securities or property, and the holders of the Series A Preferred Shares have no preemptive rights to purchase or subscribe for our common shares or any other security of the Trust.

Except as required by law and in certain other limited circumstances, holders of our Series A Preferred Shares are not entitled to vote on any matters put to a vote of the Trust’s shareholders. Our board of trustees will not, however:

•	authorize or create, or increase the authorized or issued amount of, any class or series of senior equity securities, or reclassify any authorized shares of the Trust into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares without the affirmative vote of the holders of at least two-thirds of the then-outstanding Series A Preferred Shares and all other classes or series of parity equity securities upon which like voting rights have been conferred and are exercisable (voting together as a single class), provided if any of the foregoing materially and adversely affects the rights, preferences, privileges or voting power of the Series A Preferred Shares disproportionately relative to other parity equity securities, the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares at the time (voting as a separate class) also will be required; or

•	amend, alter or repeal the provisions of our declaration of trust (including the articles supplementary with respect to the Series A Preferred Shares), whether by merger, consolidation or otherwise, in each case in such a way that would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares at the time (voting as a separate class).

Notwithstanding the preceding sentence, with respect to the occurrence of a merger, consolidation or a sale or lease of all of our assets as an entirety, so long as Series A Preferred Shares remain outstanding with the terms thereof materially unchanged or the holders of Series A Preferred Shares receive shares with rights, preferences, privileges and voting powers substantially the same as those of the Series A Preferred Shares, then the occurrence of any such event will not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of Series A Preferred Shares. In addition, any increase in the amount of authorized Series A Preferred Shares or the creation or issuance, or increase in the amounts authorized, of any other parity equity securities, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Shares.

Our Series A Preferred Shares are subject to the restrictions on ownership and transfer described below.

Our Series A Preferred Shares are listed on the NYSE under the symbol “CHSPPrA.” The transfer agent and registrar for our Series A Preferred Shares is American Stock Transfer & Trust Company, LLC.

Power to Reclassify Shares and Issue Additional Shares

Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time-to-time in one or more series, as authorized by the board of trustees. Prior to issuance of any classified or reclassified shares of a particular class or series, our board of trustees is required by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, which we refer to as the Maryland REIT law, and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest.

Restrictions on Ownership and Transfer Applicable to Our Shares of Beneficial Interest

To qualify as a REIT under the Internal Revenue Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. Under the rules applicable to REITs, corporations are not considered “individuals” for purposes of this test. These requirements need not be satisfied during our first initial tax year as a REIT, but must be satisfied every year thereafter.

To maintain our qualification as a REIT, our declaration of trust includes restrictions on the number of our shares that a person may own. The declaration of trust provides:

•	no person, other than a person that has received an exemption, may own directly or indirectly, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding common shares of any class or series;

•	no person, other than a person that has received an exemption, may own directly or indirectly, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding preferred shares of any class or series;

•	no person (as defined in the declaration of trust) shall actually or beneficially own our shares to the extent that such ownership would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT at any time;

•	no person (as defined in the declaration of trust) shall transfer our shares if such transfer would result in our shares being owned by fewer than 100 persons at any time;

•	no person may own our shares if such ownership would cause any of our income that would otherwise qualify as rents from real property to fail to qualify as such, including as a result of any of our hotel management companies failing to qualify as “eligible independent contractors” under the REIT rules; and

•	no person may own our shares if such ownership would result in our failing to qualify as a REIT for U.S. federal income tax purposes.

Under the declaration of trust, the board of trustees, in its sole and absolute discretion, may exempt a shareholder that is not an individual from the 9.8% ownership limit for common shares and the 9.8% ownership limit for preferred shares, if such shareholder provides information and makes representations to the board of trustees that are satisfactory to the board of trustees, in its reasonable discretion, to establish that such person’s ownership in excess of the applicable ownership limit would not jeopardize our qualification as a REIT. Our board of trustees has granted in the past, and may grant in the future, ownership waivers.

In addition, our board of trustees from time to time may increase the ownership limits. However, the ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding.

Any person who acquires or attempts or intends to acquire actual or beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us and provide us with such other information as the board of trustees may request in order to determine the effect of such transfer on our qualification as a REIT. If any transfer of our shares occurs which, if effective, would result in any person beneficially or constructively owning shares in excess, or in violation, of the above transfer or ownership limitations, then that number of shares, the beneficial or constructive ownership of which otherwise would cause such person (referred to as a prohibited owner) to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares that otherwise would cause any person to violate the above limitations will be void. Shares held in the charitable trust will continue to constitute issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the charitable trust; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our declaration of trust. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•	to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary. Any certificates we may issue representing our shares will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the Treasury Regulations promulgated thereunder) of all classes or series of our shares, including common shares, is required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as the board of trustees may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the various ownership limitations. In addition, each shareholder shall upon demand be required to provide to the board of trustees such information as the board of trustees may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of our shareholders.

DESCRIPTION OF WARRANTS

We may offer by means of this prospectus warrants for the purchase of our preferred shares or common shares. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currencies in which the price or prices of such warrants may be payable;

•	the designation, amount and terms of the securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	the name of the rights agent and a description of the rights agreement;

•	whether the warrants will be listed on any securities exchange;

•	whether the warrants will be issued in fully registered or global form;

•	a discussion of material U.S. federal income tax considerations associated with the warrants or their exercise or transfer; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Additionally, to enable us to preserve our status as a REIT, we may take certain actions to restrict ownership and transfer of any warrants we may issue. The prospectus supplement related to the offering of any warrants will specify any additional ownership limitation relating to the warrants being offered thereby.

DESCRIPTION OF RIGHTS

We may issue rights to our shareholders for the purchase of common shares. Each series of rights will be issued under a separate rights agreement to be entered into by us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as our agent in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable:

•	the date for determining the shareholders entitled to the rights distribution;

•	the aggregate number of common shares purchasable upon exercise of such rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which such rights may be transferable separately;

•	the date on which the right to exercise such rights shall commence and the date on which such right shall expire;

•	the name of the rights agent and a description of the rights agreement;

•	a discussion of material U.S. federal income tax considerations associated with the rights or their exercise or transfer;

•	whether the rights will be listed on any securities exchange;

•	whether the rights will be issued in fully registered or global form; and

•	any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

Additionally, to enable us to preserve our status as a REIT, we may take certain actions to restrict ownership and transfer of any rights we may issue. The prospectus supplement related to the offering of any rights will specify any additional ownership limitation relating to the rights being offered thereby.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of two or more securities described in this prospectus. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe the specific terms of a series of units and the applicable unit agreement to be entered into between us and a bank or trust company, as unit agent, in the applicable prospectus supplement. The following description and any description of the units in the applicable prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable unit agreement. A form of the unit agreement reflecting the particular terms and provisions of a series of offered units will be filed with the SEC in connection with the offering and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The applicable prospectus supplement will describe the terms of the units offered pursuant to it, including one or more of the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	the aggregate number of, and the price at which we will issue, the units;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	whether the units will be issued in fully registered or global form;

•	the name of the unit agent and a description of the terms of the unit agreement;

•	a discussion of material U.S. federal income tax considerations associated with the units or their exercise or transfer;

•	whether the units will be listed on any securities exchange; and

•	any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

Additionally, in order to enable us to preserve our status as a REIT, we may take certain actions to restrict ownership and transfer of any units we may issue. The prospectus supplement related to the offering of any units will specify any additional ownership limitation relating to the units being offered thereby.

BOOK-ENTRY SECURITIES

The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, except if the book-entry system is unavailable for any reason, which means that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities. Securities issued in book-entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depositary. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of such depositary, or by a nominee of such depositary to such depositary or another nominee of such depositary, or by the depositary or any nominee of such depositary to a successor depositary or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depositary, who are called “participants.” Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depositary’s participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that some purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable instrument defining the rights of the holders of the securities.

Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and trustees or any paying agent, rights agent, warrant agent, units agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If a depositary for a series of securities at any time is unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we, at any time and in our sole discretion, but subject to any limitations described in the applicable prospectus supplement relating to such securities, may determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

PARTNERSHIP AGREEMENT

The following summary of the terms of the agreement of limited partnership of our operating partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of Chesapeake Lodging, L.P. See “Where You Can Find More Information.”

Management

Our operating partnership is organized as a Delaware limited partnership. Pursuant to the partnership agreement, we have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the operating partnership’s line of business and distribution policies. As of the date of this prospectus, our operating partnership is directly and indirectly wholly owned by us and there are no limited partners other than us.

Transferability of Interests

We may not voluntarily withdraw from the operating partnership or transfer or assign our general partner interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction which results in a change of control of our company unless, in the case of any merger (including a triangular merger), consolidation or other combination with or into another person, either (1) following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to our shareholders, or (2)(i) we receive the consent of limited partners holding more than 50% of the partnership units of the limited partners (including those held by our company or its subsidiaries), (ii) following such merger or other consolidation, substantially all of the assets of the surviving entity consist of such partnership units, and (iii) as a result of such transaction, all limited partners will receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one of our common shares, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding common shares, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer common shares received upon exercise of the redemption right immediately prior to the expiration of the offer.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly-owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which our common shares are listed.

Capital Contribution

The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the proceeds of any future offering of shares as additional capital to the operating partnership. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests we own as the general partner.

Redemption Rights

Pursuant to the partnership agreement, any future limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their units of partnership interests in exchange for cash or, at our option, common shares on a one-for-one basis. The cash redemption amount per unit is based on the market price of our common shares at the time of redemption. The number of common shares issuable upon redemption of units of partnership interest held by limited partners may be adjusted upon the occurrence of certain events, such as share dividends, share subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common shares to the redeeming limited partner would:

•	be prohibited under the restrictions on ownership or transfer of our common shares in our declaration of trust;

•	be prohibited under applicable federal or state securities laws or regulations;

•	result in our common shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our, the operating partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code; or

•	cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any U.S. federal income or excise tax liability imposed by the Internal Revenue Code (other than any U.S. federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Internal Revenue Code.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally pays all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws and regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to hotel properties that are owned by us directly rather than by the operating partnership or its subsidiaries.

Fiduciary Responsibilities

Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our shareholders. At the same time, we, as the general partner of our operating partnership, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to our shareholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our shareholders in deciding whether to cause the operating partnership to take or decline to take any actions.

The limited partners of our operating partnership expressly will acknowledge that as the general partner of our operating partnership, we are acting for the benefit of the operating partnership, the limited partners and our shareholders collectively.

Distributions

The partnership agreement provides that the operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership’s property in connection with the liquidation of the operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

As of the date of this prospectus, our operating partnership is directly and indirectly wholly owned by us and is not treated as a separate entity for U.S. federal income tax purposes. Accordingly, all profits and losses of the operating partnership will be allocated to us. Upon the issuance of any units in our operating partnership to another partner, profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and Treasury regulations promulgated thereunder. To the extent Treasury regulations promulgated pursuant to Section 704(c) of the Internal Revenue Code permit, we, as the general partner, shall have the authority to elect the method to be used by the operating partnership for allocating items with respect to contributed property acquired in connection with the offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election shall be binding on all partners.

Term

The operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal as the general partner (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

•	the redemption of all partnership units (other than those held by us, if any); or

•	an election by us in our capacity as the general partner.

Tax Matters

Our operating partnership is not currently treated as a separate entity for U.S. federal income tax purposes. Upon the issuance of any units in our operating partnership to another partner, our partnership agreement provides that we, as the sole general partner of the operating partnership, will be the tax matters partner of the operating partnership and, as such, will have authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of the operating partnership.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby, from time to time, by one or more of the following methods:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	to or through dealers or agents;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	in block trades; or

•	to investors directly in negotiated sales or in competitively bid transactions.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing shareholders or other security holders. In some cases, we or dealers acting with us or on our behalf also may purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Any underwriter, agent or dealer involved in the offer and sale of any series of the securities will be named in the prospectus supplement.

We may distribute the securities from time to time in one or more transactions:

•	at fixed prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Each prospectus supplement will set forth the manner and terms of an offering of securities, including:

•	whether that offering is being made to underwriters or through agents or directly;

•	the rules and procedures for any auction or bidding process, if used;

•	the securities’ purchase price or initial public offering price; and

•	the proceeds we anticipate from the sale of the securities.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We also may loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker or dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Sales through Underwriters

If we use underwriters in the sale of some or all of the securities covered by this prospectus, the underwriters will acquire the securities for their own account. The underwriters may resell the securities, either directly to the public or to securities dealers, at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to conditions. Unless indicated otherwise in a prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.

Any initial public offering price and any concessions allowed or reallowed to dealers may be changed intermittently.

Sales to or through Dealers or Agents

Unless otherwise indicated in the applicable prospectus supplement, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for our account and will receive commissions from us as will be set forth in the applicable prospectus supplement.

Securities bought in accordance with a redemption or repayment under their terms also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing by one or more firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commissions payable for the solicitation of the contracts.

Direct Sales

We may sell offered securities directly as principal for our own account, without involving any underwriters or agents.

Rights Offerings

If we offer securities in a subscription rights offering to our existing shareholders or other security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Sales through the Internet

From time to time, we may offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may use the Internet or another electronic bidding or ordering system for the pricing and allocation of the securities. Such a system may allow bidders to participate directly, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and may directly affect the price or other terms at which such securities are sold.

Such a bidding or ordering system may present to each bidder, on a real-time basis, relevant information to assist you in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, pro-rated or rejected. Other pricing methods also may be used. Upon completion of such an auction process, securities will be allocated based on prices bid, terms of bid or other factors.

The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocation systems are likely to be developed in the future, and we may use such systems in connection with the sale of securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement.

If an offering is made using such a bidding or ordering system you should review the auction rules, as described in the prospectus supplement, for a more detailed description of the offering procedures.

General Information

Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from us or the purchasers of securities for which such broker-dealers, agents or underwriters may act as agents or to which they may sell as principal, or both. The compensation to a particular broker-dealer might be in excess of customary commissions.

Underwriters, dealers and agents that participate in any distribution of the offered securities may be deemed “underwriters” within the meaning of the Securities Act, so any discounts or commissions they receive in connection with the distribution might be deemed to be underwriting compensation. Those underwriters and agents may be entitled, under their agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments that they may be required to make in respect of those civil liabilities. Various of those underwriters or agents may be customers of, engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, if we enter into any material arrangement with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The prospectus supplement will disclose:

•	the name of any participating broker, dealer, agent or underwriter;

•	the number and type of securities involved;

•	the price at which such securities were sold;

•	any securities exchanges on which such securities may be listed;

•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and

•	other facts material to the transaction.

To facilitate the offering of securities under this prospectus or an applicable prospectus supplement, some persons participating in the offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities during and after the offering of the securities. Specifically, if the applicable prospectus supplement permits, the underwriters of the securities may over-allot or otherwise create a short position in the securities for their own account by selling more of the securities than we have sold to them and may elect to cover any such short position by purchasing the securities in the open market.

In addition, the underwriters may stabilize or maintain the price of the securities by bidding for or purchasing the securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid also may affect the price of securities to the extent that it discourages resales of the securities. We make no representation as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

To comply with the securities laws of some states and other jurisdictions, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states and other jurisdictions, the securities may not be sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from the registration or qualification requirement is available and is complied with.

Rule 15c6-1 under the Exchange Act generally requires that trades in the secondary market settle in three business days, unless the parties to any such trade expressly agree otherwise. Your prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date before the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

This prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format may be made available on the Internet sites of, or through other online services maintained by, us or one or more of the agents or dealers participating in an offering of securities, or by their affiliates. In those cases, prospective investors may be able to view offering terms online and, depending upon the particular agent to dealer, prospective investors may be allowed to place orders online.

Other than this prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format, the information on our web site or the web site of any agent or dealer and any information contained in any other web site maintained by any agent or dealer:

•	is not part of this prospectus, the applicable prospectus supplement and any applicable pricing supplement or the registration statement of which they form a part;

•	has not been approved or endorsed by us or by any agent or dealer in its capacity as an agent or dealer, except, in each case, with respect to the web site maintained by such entity; and

•	should not be relied upon by investors.

There can be no assurance that we will sell all or any of the securities offered by this prospectus.

This prospectus also may be used in connection with any issuance of common shares or preferred shares upon exercise of a warrant if such an issuance is not exempt from the registration requirements of the Securities Act.

LEGAL MATTERS

The validity of the securities offered by means of this prospectus and certain U.S. federal income tax matters have been passed upon for us by Polsinelli PC.

EXPERTS

The consolidated financial statements and schedule of Chesapeake Lodging Trust appearing in Chesapeake Lodging Trust’s Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of Chesapeake Lodging Trust’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1 (800) SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at www.sec.gov. You can also inspect copies of our public filings at the offices of the NYSE. For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below, the file number for each of which is 1-34572, that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 20, 2014, including the portions of our definitive Proxy Statement on Schedule 14A filed with the SEC on April 1, 2014 that are incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on April 30, 2014 and for the quarter ended June 30, 2014, filed with the SEC on August 4, 2014;

•	our Current Reports on Form 8-K filed with the SEC on February 3, 2014, March 7, 2014, April 1, 2014, May 21, 2014, and July 3, 2014;

•	our Registration Statement on Form 8-A filed with the SEC on July 13, 2012, which incorporates by reference the section entitled “Description of Our Series A Preferred Shares” in our prospectus supplement dated July 10, 2012, as filed with the SEC on July 12, 2012 and the section entitled “Description of Shares of Beneficial Interest” in the accompanying prospectus dated February 28, 2011; and

•	our Registration Statement on Form 8-A filed with the SEC on December 4, 2009, which incorporates by reference the description of our common shares from our Registration Statement on Form S-11 (Reg. No. 333-162184), and all reports filed for the purpose of updating such description.

All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed documents. All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of the securities covered under this prospectus shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, the applicable prospectus supplement and any previously filed documents.

You may obtain copies of any of these filings from us as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

Chesapeake Lodging Trust

1997 Annapolis Exchange Parkway, Suite 410

Annapolis, MD 21401

(410) 972-4140

Attn: Secretary

Internet Website: chesapeakelodgingtrust.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

4,200,000 shares

Chesapeake Lodging Trust

Common shares

J.P. Morgan

September 3, 2014